Exhibit 99.1




            PLIANT CORPORATION FILES FOR CHAPTER 11 REORGANIZATION

      Company Will Seek Expedited Completion of Financial Restructuring

   Transaction Has Approval of More Than Two-Thirds of Senior Subordinated
        Noteholders and Majority of Preferred and Common Stock Holders

     Debtor-In-Possession Financing Commitment from GE Commercial Finance
                        To Support Continued Operations

SCHAUMBURG, IL, January 3, 2006 - Pliant Corporation announced today that, in order to complete a financial restructuring that will significantly reduce debt and annual interest expense, the Company and certain of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filings were made today in the U.S. Bankruptcy Court for the District of Delaware.

Pliant expects to continue to operate in the normal course of business during the reorganization process. All of the Company's 24 manufacturing and research and development facilities around the world are open and continuing to serve customers as usual. Pliant's operations in Mexico, Germany, and Australia were not included in the Chapter 11 filing and are not subject to the reorganization proceedings. Three of the Company's subsidiaries with Canadian operations will seek recognition of the Chapter 11 proceedings in a Canadian court as "foreign proceedings" pursuant to Canada's Companies' Creditors Arrangement Act.

Pliant intends to use the Chapter 11 reorganization process to complete its previously announced financial restructuring, which would reduce debt by up to $578 million and annual interest expense by up to $84 million. The Company intends to file a plan of reorganization to implement the agreed restructuring in the near term. The holders of more than two-thirds of Pliant's 13% Senior Subordinated Notes and the holders of a majority of its preferred and common stock have agreed to support the restructuring transaction and vote in favor of the plan of reorganization.

To fund its continuing operations during the reorganization process, Pliant has secured a commitment for debtor-in-possession (DIP) financing from GE Commercial Finance that will provide Pliant with additional liquidity of approximately $70 million. Subject to court approval, these funds will be available to satisfy obligations associated with conducting the Company's business, including payment under normal terms for goods and services provided after today's filing and payment of wages and benefits to active employees and retirees.

Harold C. Bevis, Pliant's President and Chief Executive Officer, said: "During the past two years Pliant has taken numerous steps to strengthen operations, expand product offerings and improve the quality of service we provide to our customers. Our strategic plan is designed to position Pliant for a stronger future, with a focus on innovation, customer service, accretive sales growth and operational excellence. We believe that it will enable us to consistently meet and exceed the expectations of our diverse customer

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base, while continuing to win new business from some of the most important names in Corporate America."

He continued, "Today, as the next step in the implementation of our strategic plan, we have taken decisive action to position Pliant to succeed in the long term. Our leadership team and Board of Directors made the decision to file for Chapter 11 because a court-supervised reorganization will allow us to most efficiently resolve our financial challenges and build on our recent accomplishments. Because we enter Chapter 11 with a pre-negotiated debt reduction agreement with several of our stakeholders, we are optimistic that we can complete the process quickly."

Bevis noted that Pliant expects its operations to function normally during the Chapter 11 process, with very little change in how it conducts business:

o Employees will continue to be paid. Pliant fully expects that there will be no interruptions to salary or benefits for employees.

o Pliant will meet customer obligations. The Company anticipates that its manufacturing and research and development facilities will remain open on normal schedules, and that it will continue to fulfill customer orders and provide uninterrupted customer service.

o Suppliers will be paid. Pliant intends to continue paying all suppliers for goods and services they provide after the filing. The Company also anticipates that its proposed plan of reorganization will leave suppliers unimpaired for any pre-petition claims they may have incurred.

A Difficult Industry Environment
--------------------------------

In motions filed with the Bankruptcy Court, Pliant reported that its decision to file for Chapter 11 was influenced by several factors, including challenging industry conditions -- namely the increase in the price of raw materials. The principal raw materials used by Pliant are polyethylene, PVC and polypropylene (collectively referred to as "resin"), which are petrochemical products whose price and availability are linked closely to the market supply of crude oil and natural gas. The cost of resin constituted nearly two-thirds of Pliant's total manufacturing costs in the first half of 2005. Recent events such as Hurricane Katrina and Hurricane Rita triggered severe increases in the price of resin and tightened availability. Coupled with the tightening of trade terms by certain of Pliant's key suppliers, this increase in the price of resin resulted in a steady deterioration of the Company's liquidity position.

Financial Restructuring Transaction
-----------------------------------

Pliant's proposed financial restructuring is intended to improve its liquidity position significantly through the elimination of $41.6 million of annual cash interest payments. On December 28, 2005, Pliant entered into Support Agreements with the holders of more than two-thirds of its 13% Senior Subordinated Notes, the holders of a majority of the outstanding shares of its mandatorily redeemable preferred stock and the holders of a majority of the outstanding shares of its common stock, pursuant to which such holders agreed, subject to the terms and conditions contained in the Support Agreements, to support the Company's proposed financial restructuring. Under the


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terms of this restructuring, (i) holders of Pliant's $320 million of 13%
Senior Subordinated Notes will (a) receive up to $35 million in new debt in consideration for accrued interest that was payable on December 1, 2005, and
(b) exchange all of their 13% Senior Subordinated Notes for a combination of 30% of the reorganized Company's common stock and at least $260 million of a newly issued Series AA Redeemable Preferred Stock, which will not be subject to mandatory redemption, and (ii) holders of Pliant's $278 million of mandatorily redeemable preferred stock will exchange all of their mandatorily redeemable preferred stock for a combination of up to $75.5 million of a new Series AA Redeemable Preferred Stock and a percentage of the reorganized Company's common stock to be determined. Completion of the restructuring is subject to a number of conditions, including completion of a plan of reorganization and other definitive documentation, receipt of formal approval of the plan of reorganization from the holders of at least two-thirds in claim amount and 50% in number of the 13% Senior Subordinated Notes that vote on the plan, and bankruptcy court approval. The holders of more than two-thirds of Pliant's 13% Senior Subordinated Notes have agreed to vote in favor of the plan of reorganization.

Pliant's principal legal advisors for the Chapter 11 proceedings are Sidley Austin LLP and Young Conaway Stargatt & Taylor LLP. The Company's financial advisor is Jefferies & Company, Inc.

More information about Pliant's reorganization is available on the Company's website at www.pliantcorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. Actual results may differ from these forward-looking statements due to numerous factors beyond our control. Those factors include, but are not limited to, our ability to timely complete negotiations and documentation of the proposed restructuring transaction, obtain all requisite approvals and otherwise satisfy all conditions to completion of the proposed restructuring transaction, as well as other factors discussed in more detail in our Annual Report on Form 10-K for 2004 and in subsequent filings with the Securities and Exchange Commission. Any forward-looking statements should be considered in light of these factors.

About Pliant
Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The Company operates 24 manufacturing and research and development facilities around the world, and employs approximately 3,000 people.

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CONTACT:

Media Inquiries Only:
Mark Semer or Michael Freitag
Kekst and Company
(212) 521-4800



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Investor Inquiries:
Stephen T. Auburn
General Counsel & Investor Relations, Pliant Corporation
(847) 969-3319




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